Exhibit 6.8

PROMISSORY NOTE

(this "Note")

Borrower:	Smart Decision Inc. of 1825 NW Corporate Blvd. Ste 110, Boca Raton. FL 33431 (the "Borrower")

Lender:	Eric Gutmann of 4290 NW 66th Drive Boca Raton, FL 33496 (the "Lender")

Principal Amount: $1.200.00 USD

1.	FOR VALUE RECEIVED, The Borrower promises to pay to the Lender at such address as may be provided in writing to the Borrower, the principal sum of $1,200.00 USD, with interest payable on the unpaid principal at the rate of 8.00 percent per annum, calculated yearly not in advance, beginning on November 9, 20] 7.

2.	This Note will be repaid in full on November 9, 2018.

3.	At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to the Lender without further bonus or penalty.

4.	All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by the Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower. In the case of the Borrower's default and the acceleration of the amount due by the Lender all amounts outstanding under this Note will bear interest at the rate of 16.00 percent per annum from the date of demand until paid.

5.	If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

6.	This Note will be construed in accordance with and governed by the laws of the State of New York.

7.	This Note will ensure to the benefit of and he binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives presentment for payment. notice of non-payment, protest and notice of protest.

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IN WITNESS WHEREOF the panics have duly affixed their signatures under seal on this

29 day of October, 2017.

SIGNED, SEALED, AND DELIVERED	|
this 29 day of Oct 2017	|
	|	Smart Decision Inc.
By: /s/ Adam Green	|
Adam Green	|
CEO	|	Per: __________________________(SEAL)
Smart Decision Inc.	|

sIGNED AND DELIVERED
this 29 day of October
2017.

By: /s/ Eric Gutmann
Eric Gutmann

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